Exhibit 99.1

WHITESTONE REIT
1450 W. Sam Houston Parkway N., Suite 111 Houston, Texas 77043

WHITESTONE REIT WINS COURT RULING ENDING HARTMAN PROXY ATTEMPT

Court Upholds the Company’s Right to Adopt New By-Laws

HOUSTON, TX April 4, 2007: Whitestone REIT, formerly known as Hartman Commercial Properties REIT (HCP REIT), announced an important legal victory today. A U.S. District Court issued a preliminary injunction prohibiting the company’s former chairman and CEO, Allan R. Hartman, from proceeding with a proxy consent solicitation in which he was attempting to remove the company’s present board members.

In ruling in favor of Whitestone, the U.S. District Court for the Southern District of Texas agreed with the company that Hartman’s proxy solicitation was invalid under the company’s by-laws and declaration of trust. The court affirmed that changes that the Board of Trustees made to the company’s by-laws and declaration of trust on December 2, 2006 were permissible and valid under the anti-takeover statutes of the state of Maryland, where the company is incorporated. The Court’s opinion is subject to reconsideration and appeal.

Chairman and Interim CEO James C. Mastandrea explained that the changes in the by-laws and Declaration of Trust “are intended to provide a more stable corporate governance platform, allowing management to execute its business plan and to position Whitestone REIT for a public listing.”

Mastandrea said, “We are delighted that we received a favorable ruling by the court and are hopeful that we can put this behind us and spend our time pursuing profitable value-added acquisitions for our shareholders.”

ABOUT WHITESTONE REIT (FORMERLY HARTMAN COMMERCIAL PROPERTIES REIT “HCP REIT”)
Whitestone REIT owns and operates retail, office and office warehouse properties, 33 of which are in the Houston area, two office buildings in Dallas, and a retail plaza in San Antonio. For more information go to http://www.whitestonereit.com

Forward-Looking Statement:
This report includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, and the impact of competitive services and pricing and general economic risks and uncertainties.

For more information, please contact:

James C. Mastandrea
Chairman, CEO
WHITESTONE REIT
713-827-9595

Dick Vaughan, Director of Marketing and Public Relations
WHITESTONE REIT
713-827-9595, EXT 3034

Phone (713) 827-9595 Fax (713) 465-8847 Toll Free (866) 789-7348
info@whitestonereit.com www.whitestonereit.com